SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2002

SWS GROUP, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	No. 0-19483	No. 75-2040825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

1201 ELM STREET, SUITE 3500
DALLAS, TEXAS 75270
(Address, including zip code, of principal executive office)

Registrants’ telephone number, including area code: 214-859-1800

Not applicable
(Registrant’s former name or address, if changed since last report)

Item 5.    OTHER EVENTS.

On October 24, 2002, SWS Group, Inc. (“SWS”) issued a press release containing the following:

For the quarter ended September 27, 2002, SWS reported a net loss of $310,000, or 2 cents per share, on revenues of $65.8 million. The quarter’s results include an after-tax charge of $2.2 million, or 13 cents per share, to establish a reserve for potentially fraudulent mortgages that were purchased by SWS’ subsidiary bank, as previously disclosed. Without the reserve, SWS would have reported net income of $1.9 million or 11 cents per share.

A year ago, SWS reported $1.9 million in first quarter net income, or diluted earnings per share of 11 cents, on revenues of $87.4 million, after an adjustment for the conversion of its interests in a software company to the equity method of accounting. In addition, last year’s first quarter includes the financial results of Westwood Holdings Group, the company’s former asset management subsidiary, which was spun off as a separate company at the end of the fiscal year. Excluding Westwood, SWS would have reported net income of $543,000, or 3 cents per share, for last year’s first quarter, rather than $1.9 million or 11 cents per share.

SWS Securities processed 7.2 million securities transactions in the quarter compared with 11.9 million in the same period a year ago. Since the beginning of fiscal 2003, SWS Group has repurchased 270,700 shares of SWS common stock in the open market at an average price of $11.92 per share. SWS has 430,300 shares of authorization remaining under the stock buy-back program previously approved by the company’s Board of Directors. Book value per share was $14.72.

Item 7.    EXHIBITS.

(c)  Exhibits.

Exhibit 99.	SWS Group, Inc. Press Release issued October 24, 2002

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWS GROUP, INC.

By:	/s/ KENNETH R. HANKS
Kenneth R. Hanks Executive Vice President, Chief Financial Officer and Treasurer

Date: October 24, 2002

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99	SWS Group, Inc. Press Release issued October 24, 2002.